HARVEST NATURAL RESOURCES
ANNOUNCES STOCKHOLDER AUTHORIZATION
OF SALE OF INTERESTS IN VENEZUELA

Houston, September 16, 2016— Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE: HNR) today announced that, at the Company’s annual meeting held yesterday, the Company’s stockholders authorized the sale of all of the Company’s interests in Venezuela to CT Energy Holding SRL, a private investment firm (CT Energy), with more than 97% of the total number of shares voting on the proposal approving the transaction. At the closing of the sale, CT Energy or one of its affiliates will pay Harvest $80 million, subject to certain adjustments, and a $12 million six-month 11% note payable, among other consideration.

On June 30, 2016, the Company announced that it and its wholly owned subsidiary, HNR Energia B.V. (HNR Energia), had entered into a Share Purchase Agreement, under which CT Energy would acquire HNR Energia’s 51% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company through which all of Harvest’s Venezuelan interests are owned. Under the Share Purchase Agreement, in addition to the consideration mentioned above, Harvest will receive the cancellation of (i) $30 million of outstanding debt held by CT Energy, (ii) CT Energy’s 8,667,597 shares of Harvest common stock and (iii) warrants held by CT Energy to purchase 34,070,820 shares of Harvest common stock, exercisable under certain circumstances, at an exercise price of $1.25 per share.

The closing of the sale of the Company’s Venezuelan interests remains subject to certain conditions, as further described in the Share Purchase Agreement and the Company’s public filings with the Securities and Exchange Commission. Closing is expected to take place on October 7, 2016.

Six other proposals were approved by Harvest’s stockholders at the annual meeting. These included proposals to (i) approve, on an advisory basis, compensation that will or may become payable to the Company’s named executive officers in connection with the sale of the Company’s Venezuelan interests, (ii) re-elect the Company’s seven existing directors and (iii) adopt an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio between one-for-four and one-for-ten, inclusive, with the exact ratio to be determined by the Board, as well as certain administrative proposals.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and exploration and exploitation assets in Gabon. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:
Stephen C. Haynes
Vice President, Chief Financial Officer
(281) 899-5716

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They may include the potential benefits of the transaction with CT Energy, expected use of proceeds, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be correct. Actual results may differ materially from Harvest’s expectations due to uncertainties and risks outside of Harvest’s control. Such risks and uncertainties, include, among others, the following possibilities: the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the Share Purchase Agreement; risks related to the disruption of the transaction to Harvest and its management; the effect of announcement of the transaction on Harvest’s ability to retain and hire key personnel and maintain relationships with its partners, suppliers and other third parties; difficult global economic and commodity and capital markets conditions; changes in the legal and regulatory environment; and other risks, including those discussed in Harvest’s 2015 Annual Report on Form 10-K and other public filings.